Exhibit 4.4

WARRANT FOR THE PURCHASE OF
SHARES OF COMMON STOCK
OF
ALTERNATIVE ETHANOL TECHNOLOGIES, INC.
(a Delaware corporation)

DATED AS OF MAY 31, 2007

VOID AFTER 5:00 P.M., CENTRAL STANDARD TIME, ON AUGUST 31, 2009

Alternative Ethanol Technologies, Inc., a Delaware corporation (the “Company”), hereby certifies that William Meyer (“Warrant Holder”), is entitled, subject to the terms set forth below, to purchase, at the time, in the amounts and during the period described in Section 3 below, that number of shares of its Common Stock of the Company determined pursuant to the provisions of Section 2 below, at the Purchase Price (as defined below).

1.           Definitions.

“Common Stock” means the Company’s common stock and stock of any other class of the equity of the Company into which such shares may hereafter have been changed.

“Exercise Term” means any time between the date hereof and August 31, 2009.

“Market Price” of a share of Common Stock on any day means (i) the average closing price of a share of Common Stock for the three consecutive trading days preceding such day on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or (ii) if not listed or admitted to trading on any national securities exchange, the average of the last reported sales price for the three consecutive trading days preceding such day on the Nasdaq National Market, or (iii) if not traded on the Nasdaq National Market, the average of the highest reported bid and the lowest reported asked prices on each of the three consecutive trading days preceding such day in the over-the-counter market as furnished by the National Association of Securities Dealers automated quotation system, or (iv) if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected by the Company or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Company or, if the shares of Common Stock are not publicly traded, the Market Price for such day shall be equal to the price per share of the Company’s Common Stock (or other capital stock of the Company convertible into Common Stock at a 1:1 ratio) sold in the Company’s latest bona fide round of equity financing or if none, determined in good faith by the Company’s Board of Directors.

“New Security” shall have the meaning set forth in Section 4(b) hereof.

“Purchase Price” shall have the meaning set forth in Section 3(b) hereof.

“Strike Price” means the price per share for which Common Stock is issuable upon the exercise of any rights, options or warrants for the purchase of Common Stock, determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the grant of such rights, options or warrants, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights, options or warrants, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, options or warrants.

“Warrant Holder” means William Meyer, together with any successors and permitted assigns.

“Warrant Stock” means the shares of Common Stock or New Securities acquired or acquirable upon exercise of this Warrant, any shares of Common Stock or New Securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such shares of Common Stock, or any other interest in the Company that has been or may be acquired upon exercise of this Warrant.

2.           Shares to be Issued Upon Exercise.

The Warrant Holder is hereby entitled to purchase from the Company 1,923,495 shares of Common Stock at a total price of $0.13 per share of Warrant Stock.

3.           Exercise of Warrant.

(a)           In addition to the Warrant Holder’s rights pursuant to Section 3(e) hereof, this Warrant may be exercised at any time during the Exercise Term by the Warrant Holder in whole or in part, and from time to time, by surrendering this Warrant, with the purchase form appended hereto as Annex B duly executed by such Warrant Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise.  The Purchase Price may be paid by a check drawn on the bank account of the Warrant Holder, or, initial public offering, by the surrender of shares of Warrant Stock or Common Stock having a Market Price as of the date of the surrender equal to the Purchase Price.

(b)           As used herein, the term “Purchase Price,” with respect to a share of Warrant Stock, shall mean $0.13 per share.

(c)           Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 3(a) above.  At such time, the person(s) or entity(ies) in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in subsection 3(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(d)           As soon as practicable after each exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Warrant Holder, or, subject to the terms and conditions hereof, as the Warrant Holder (upon payment by the Warrant Holder of any applicable transfer taxes) may direct:

(i)           a certificate or certificates for the number of full shares of Warrant Stock to which such Warrant Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Warrant Holder would otherwise be entitled, cash in an amount determined pursuant to Section 5 hereof; and

(ii)               in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, with a new Warrant Schedule attached thereto reflecting the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares reflected in the Warrant Schedule attached as Annex A to this Warrant on the date of such exercise minus the number of such shares purchased by the Warrant Holder upon such exercise as provided in subsection 3(a) above.

(e)            Net Issue Election.  The Warrant Holder may elect to receive, without the payment by the Warrant Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice (attached hereto as Annex C) duly executed, at the office of the Company.  Thereupon, the Company shall issue to the Warrant Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X =	Y (A-B)
A

where
X =	the number of shares to be issued to the Warrant Holder pursuant to this Section 3(e).

Y =           the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 3(e).

A =           the Market Price of one share of Common Stock at the time the net issue election is made pursuant to this Section 3(e).

B =           the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 3(e).

The Board of Directors of the Company shall promptly respond in writing to an inquiry by the Warrant Holder as to the Market Price of one share of Common Stock.

4.           Adjustments.

(a)           Adjustment of Purchase Price Amount Upon Stock Splits, Dividends, Distributions and Combinations.  In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or issue a stock dividend or make a distribution with respect to outstanding shares of Common Stock or convertible securities payable in Common Stock or in convertible securities which are convertible with no additional consideration into shares of Common Stock, the Purchase Price for all shares of Warrant Stock issuable immediately prior to such subdivision or stock dividend or distribution shall be proportionately reduced (treating for such purpose any such shares of convertible securities outstanding or payable as being the number of shares of Common Stock issuable upon their conversion); and conversely, in case the shares of Common Stock of the Company shall be combined into a smaller number of shares, the Purchase Price for all shares of Warrant Stock issuable immediately prior to such combination shall be proportionately increased.

(b)           Reorganization or Reclassification.  In case of any capital reorganization, or of any reclassification of the capital stock, of the Company (other than a change in par value or from par value to no par value or from no par value to par value), or any consolidation or merger of the Company with another corporation or other entity, or the sale of all or substantially all of the assets of the Company which shall be effected in a manner by which the holders of Common Stock shall be entitled (either directly or upon subsequent liquidation) to equity securities with respect to or in exchange for Common Stock, then this Warrant shall, after such capital reorganization, reclassification of capital stock, merger or sale of assets, entitle the Warrant Holder hereof to purchase the kind and number of shares of stock or other securities of the Company, or of the entity resulting from such consolidation (the “Surviving Entity”) to which the Warrant Holder hereof would have been entitled if it had held the Common Stock issuable upon the exercise hereof immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger or sale of assets.  If the holders of Common Stock shall be entitled to cash, cash equivalents, nonequity securities or other property of the Company or the Surviving Entity (“Property”) with respect to or in exchange for Common Stock, then this Warrant shall, after such capital reorganization, reclassification of capital stock, merger or sale of assets, entitle the Warrant Holder hereof to purchase the kind of issued and outstanding common stock or other equity security of the Company or the Surviving Entity (“New Security”), as the case may be, which is most similar to the Common Stock, which shall be in an amount equal to a number of shares of the New Security having a Market Price on the effective date of such capital reorganization, reclassification of capital stock, merger or sale of assets equal to the Market Price on such effective date of the Property issued per share of the Common Stock.  The Company shall not effect any such capital reorganization, reclassification of capital stock, consolidation, merger or sale of assets unless prior to the consummation thereof the Surviving Entity (if other than the Company) resulting therefrom or the corporation purchasing such assets shall, by written instrument executed and mailed to the Warrant Holder hereof at the last address of such Warrant Holder appearing on the books of the Company, (i) assume the obligation to deliver to such Warrant Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Warrant Holder may be entitled to purchase, and (ii) agree to be bound by all the terms of this Warrant.  Furthermore, in the case of a capital reorganization, reclassification of capital stock, consolidation, merger or sale of assets which entitles the Warrant Holder to purchase New Securities under  this Warrant, the Purchase Price for all shares of Warrant Stock issuable immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger or sale of assets shall be adjusted to equal the price determined by dividing the Purchase Price for each such share of Warrant Stock immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger or sale of assets by the number of shares of New Securities the Warrant Holder is entitled to receive for each share of Common Stock hereunder.

(c)           Computation of Adjustments.  Upon each computation of an adjustment in the Purchase Price for any share of Warrant Stock issuable hereunder, the Purchase Price for all such shares of Warrant Stock shall be computed to the nearest cent (i.e., fractions of .5 of a cent, or greater, shall be rounded to the highest cent) and the shares which may be purchased upon exercise of this Warrant shall be calculated to the nearest whole share (i.e., fractions of one half of a share, or greater, shall be treated as being a whole share).  No such adjustment shall be made, however, if the change in the Purchase Price for any such share of Warrant Stock would be less than $.05 per share, but any such lesser adjustment shall be made at the time and together with the next subsequent adjustment which, together with any adjustments carried forward, shall amount to $.05 per share or more.

(d)           Certain Prohibited Adjustments.  Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction which would cause an adjustment of the Purchase Price to less than the par value of the Common Stock.

(e)           Notice of Adjustment of Purchase Price.  Upon any adjustment of the Purchase Price for any share of Warrant Stock issuable hereunder or in the occurrence of any event which should result in an adjustment to the Purchase Price for any share of Warrant Stock issuable hereunder, the Company shall promptly give written notice thereof to the Warrant Holder of this Warrant, which notice shall state the Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant and the increase or decrease, if any, in the number of shares constituting the Maximum Issuance, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5.           Fractional Shares.

The Company shall not be required to issue fractional shares upon the exercise of this Warrant.  If the Warrant Holder would be entitled upon the exercise of any rights evidenced hereby to receive a fractional interest in a share of Common Stock, the Company shall, upon such exercise, pay in lieu of such fractional interest an amount in cash equal to the value of such fractional interest, calculated based upon the Market Price as of the date this Warrant is exercised.

6.           Limitation on Sales.

The Warrant Holder, and each subsequent holder of this Warrant, if any, acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as now in force or hereafter amended, or any successor legislation (the “Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable Blue Sky or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company and the Warrant Holder, that such registration and qualification are not required. Without limiting the generality of the foregoing, unless the offering and sale of the Warrant Stock to be issued upon the particular exercise of this Warrant shall have been effectively registered under the Act, the Company shall be under no obligation to issue the shares covered by such exercise unless and until the Warrant Holder shall have executed an investment letter in form and substance satisfactory to the Company, including a warranty at the time of such exercise that it is acquiring such shares for its own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares, in which event the Warrant Holder shall be bound by the provisions of a legend to such effect on the certificate(s) representing the Warrant Stock.  In addition, without limiting the generality of the foregoing, the Company may delay issuance of the Warrant Stock until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

7.           Notices of Record Date, Etc.

In the event that:

(a)
the Company shall set a record date for the purpose of entitling or enabling the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)
there shall occur any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any transfer of all or substantially all of the assets of the Company, or

(c)	there shall occur any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Warrant Holder a notice specifying, as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the effective date of such reorganization, reclassification, consolidation, merger or transfer or (iii) the date of such dissolution, liquidation or winding-up is to take place, and also specifying, if applicable, the date and time as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

8.           Reservation of Stock.

The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

9.           Replacement of Warrants.

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.           Transfers, Etc.

(a)           The Company will maintain a register containing the names and addresses of the Warrant Holders of this Warrant.  The Warrant Holder may change its, his or her address as shown on the warrant register by written notice to the Company requesting such change.

(b)           This Warrant shall not be transferable by the Warrant Holder and shall be exercisable only by the Warrant Holder; provided that this Warrant may be transferred to, and may be exercisable by, any company that directly, or indirectly through one or more intermediaries, is controlled by, or is under common control with, the Warrant Holder.

(c)           Until any transfer of this Warrant is made in the warrant register, the Company may treat the Warrant Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

11.           Mailing of Notices, Etc.

All notices and other communications to the Warrant Holder of this Warrant shall be mailed by first-class certified or registered mail, postage prepaid, to the address furnished to the Company in writing by the last Warrant Holder of this Warrant who shall have furnished an address to the Company in writing.  All notices and other communications in connection herewith shall be mailed by first-class certified or registered mail, postage prepaid, to the party’s address listed below or to such other address as such party shall so notify the other party:

If to the Company, to:

Alternative Ethanol Technologies, Inc.

If to the Warrant Holder, to:

12.           No Rights as Stockholder.

Until the exercise of this Warrant, the Warrant Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

13.           Change or Waiver.

Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

14.           Headings.

The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

15.           Governing Law.

This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

ALTERNATIVE ETHANOL TECHNOLOGIES, INC.

By:
Dated:	May 31, 2007	Name:
Title:

ANNEX A

WARRANT SCHEDULE

Date	Number of Shares of Warrant Stock Issuable Pursuant to Warrant	Purchase Price

ANNEX B

PURCHASE FORM

To:

The undersigned pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase ___________ shares of the Common Stock (the “Common Stock”) covered by such Warrant and herewith makes payment of $_______, representing the full purchase price for such shares at the price per share provided for in such Warrant.

The undersigned understands and acknowledges the terms and restrictions on the right to transfer or dispose of the Common Stock set forth in Section 6 of the attached Warrant, which the undersigned has carefully reviewed.  The undersigned consents to the placing of a legend on its certificate for the Common Stock referring to such restrictions and the placing of stop transfer orders until the Common Stock may be transferred in accordance with the terms of such restrictions.

By:
Name:
Title:

Dated:

ANNEX C

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 3(e) to surrender the right to purchase _______ shares of Common Stock pursuant to this Warrant.  The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

[INSERT NAME OF WARRANT HOLDER]

By:
Name:
Title:

Name for Registration:

Mailing Address: